Exhibit 99.1

Contact:	Tricia J. Richardson
Novavax, Inc.
1 240-268-2031
Novavax Reports Positive Preclinical Results for a Novel, Broadly
Cross-Protective H5N1 Pandemic Influenza Virus-like Particle (VLP)
Vaccine Candidate
Results support that Novavax’s Recombinant Technology May Offer a Powerful, New Approach for
Development of the Next Generation of Influenza Vaccines with Broad Protection Against Multiple
Strains
Rockville, MD – February 19, 2009 - NOVAVAX (NASDAQ: NVAX) announced today favorable preclinical results for a new broadly immunogenic pandemic influenza virus-like particle (VLP) vaccine candidate that provided protection against several H5N1 virus strains.
Results of a study conducted by a research group at The University of Hong Kong through a collaboration with Novavax, Inc. showed 100% survival of mice immunized with this broadly protective H5N1 VLP vaccine candidate. The H5N1 VLP contains three proteins, hemagglutinin (HA), neuraminidase (NA), and matrix 1 (M1), which are considered important for inducing protection against influenza infection and severe disease. This new influenza VLP, which was constructed and produced at Novavax, was uniquely designed to provide broad protection against several clades (or strains) of H5N1 avian influenza. In simple terms, the HA surface protein of this new VLP was modified to include the protein building blocks from several different H5N1 strains. This resulted in an immune response against several different H5N1 strains and may be a new approach to making broadly protective influenza vaccines.
In this study, two injections of the VLP vaccine candidate resulted in 100% survival of mice that were challenged with lethal doses of three different H5N1 strains including A/Indonesia (Clade 2.1), A/Qinghai (Clade 2.2), and A/Shenzhen (Clade 2.3.4) in contrast to unimmunized controls. The vaccine candidate also induced robust antibody responses against several H5N1 strains as demonstrated by hemagglutination inhibition (HAI) and neutralizing antibody assays. This study suggests that Novavax’s recombinant VLP technology may be utilized for development of a vaccine capable of inducing broad cross protection against a variety of strains with pandemic potential without the use of an adjuvant. “It is extremely important to identify a pre-pandemic vaccine candidate which is able to protect against different antigenic variants of H5N1 virus that are circulating broadly,” said Dr. Honglin Chen.
H5N1 avian influenza viruses emerged in humans in Hong Kong in 1997 and have been associated with a mortality of 62% among confirmed cases according to a World Health Organization February 2009 report. Clades 2.1, 2.2, and 2.3 are genetically and antigenically distinct viruses that are circulating in wild birds and poultry worldwide and continue to be associated with human illness. “We believe that our recombinant VLP technology has the potential to be a powerful, new approach to develop broadly cross-protective vaccines. This approach may provide a viable strategy for pre-pandemic vaccination without an adjuvant and for stockpiling of vaccine to be utilized during the first wave of an influenza pandemic,” said Dr. Rahul Singhvi, President and CEO of Novavax, Inc. Further studies of the new VLP will be conducted in ferrets and methods of inducing protection against even more divergent strains (e.g., against different HA types) will be explored.

About Novavax
Novavax, Inc. is a clinical-stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like particle (VLP) technology. The Company produces these VLP-based, potent, recombinant vaccines utilizing new and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward Looking Statement
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments, safety, efficacy and potency of our vaccines, and supply availability are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by Novavax to secure and maintain relationships with collaborators; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to commencing clinical trials and their outcome; risks relating to the supply and commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrolment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
###